UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

OMEGA FLEX, INC.

(Exact name of registrant as specified in charter)

Pennsylvania	000-51372	23-1948942
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

451 Creamery Way

Exton, Pennsylvania  19341

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 610-524-7272
_______________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On June 11, 2014, Omega Flex, Inc. (the “company”) executed amendments to the employment agreements with each of Kevin R. Hoben, President & CEO, and Mark F. Albino, Executive Vice President & Chief Operating Officer. The amendments amend the employment agreement between each of the officers and the company that were entered into on December 15, 2008.  The amendments with Mr. Hoben and Mr. Albino contain for the following terms:

Clawback.  Any incentive based compensation paid or payable to the executive under the agreement that is subject to recovery under any law, rule, listing requirement or company policy will be subject to deductions or recovery as may be required by applicable law, rule requirement, or policy.

Compensation on Termination.  The amendment with Mr. Hoben provides that if he is terminated for “without cause” or resigns for “good reason,” then in those events, Mr. Hoben will have the right to continue the use of the company car leased pursuant to the employment agreement for a one year period after the termination or resignation (as the case may be), and thereafter Mr. Hoben will acquire the legal title to that leased vehicle.

The amendment with Mr. Albino provides that upon Mr. Albino’s  termination of employment with the company, the company will provide health insurance benefits under the then existing company benefit policies until the later of March 1, 2016 or the last day of the one-year severance period.  Thereafter Mr. Albino will have the right and option to elect and pay for COBRA coverage after the company health benefits insurance is no longer available.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT - HOBEN

(b) AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT - ALBINO

(c) none

(d) none

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OMEGA FLEX, INC.

(Registrant)

Date: June 12, 2014	By: /s/ Paul J. Kane

Paul J. Kane
Vice President and Chief Financial Officer